Exhibit 14.1

PREFERRED INVESTMENT SOLUTIONS CORP.

CODE OF ETHICS

(adopted pursuant to Section 406 of Sarbanes Oxley Act of 2002)

as of October 10, 2006

INTRODUCTION

This Code of Ethics adopted pursuant to Section 406 of Sarbanes Oxley Act of 2002 (the “Code”) summarizes certain principles of conduct adopted by Preferred Investment Solutions Corp. (“Company”), and its affiliated entities, including collective investment vehicles for which the Company serves as general partner, managing owner or member or trading advisor (or similar capacity) (collectively, “Affiliated Entities”) to ensure that their business activities are conducted with integrity and in compliance with applicable law. These principles apply to the Company’s principal executive officer(s), principal financial officer(s), principal accounting officer(s) or controller(s), or persons performing similar functions (“Covered Persons”) and it is their responsibility to know and follow the policies outlined in this Code of Ethics. Any Covered Person who violates the letter or spirit of these principles is subject to disciplinary action, up to and including termination.

Every Covered Person has the responsibility to obey the law and act honestly and ethically. To that end, this Code of Ethics is a guide that is intended to make Covered Persons sensitive to some of the significant legal and ethical issues that arise frequently and to the mechanisms available to report any illegal or unethical conduct. It does not, however, comprehensively address every legal or ethical issue that may arise. It does not summarize all laws and policies that apply to the business activities of the Company or the Affiliated Entities. For additional information regarding the Company’s policies, you should refer to the Company’s generally applicable policies and procedures in respect of securities trading, insider trading, and business ethics. Ultimately, no Code of Ethics can replace the thoughtful behavior of ethical individuals.

Questions regarding this Code of Ethics or concerns regarding suspected violations of this Code of Ethics, Company policies or applicable laws, rules or regulations should be directed to the Chairman of the Board of Directors (“Board of Directors”), the President or other authorized representatives of the Company having responsibility for addressing ethics violations, including the Company’s Chief Operating Officer and General Counsel. No single individual within the Company has the authority to make exceptions to these policies. Exceptions may only be made by the Board of Directors.

COMPLIANCE WITH LAWS, RULES AND REGULATIONS

The Covered Persons must comply fully with all applicable federal, state and local laws, rules and regulations that govern the business activities of the Company and the Affiliated Entities, including, without limitation, fiduciary obligations imposed by state law and regulatory obligations administered by the Securities and Exchange Commission, the Commodity Futures Trading Commission, or the National Futures Association.

CONFLICTS OF INTEREST

Under Delaware law, business decisions of the Company must be made in the best interest of the Company with due regard to interest of the shareholders. The same principle applies to business decisions made by the Company in respect of Affiliated Entities (regardless of their jurisdiction of organization), where due regard must be afforded to the interests of equity holders. Consequently, any decisions taken by the Company may not be motivated by personal interest or gain. As a matter of policy, therefore, all Covered Persons must avoid any actual or perceived conflict of interest.

A “conflict of interest” occurs when a Covered Person’s personal interests interfere or conflict in any way (or even appear to interfere or conflict) with the interests of the Company or, as applicable, those of an Affiliated Entity. A conflict of interest situation can arise when a Covered Person takes actions or has interests (financial or other) that may make it difficult to fulfill fiduciary duties owed to the equity owners of an Affiliated Entity. Conflicts of interest may arise when a Covered Person or a member of a Covered Person’s family receives improper benefits, personal or financial, as a result of the Covered Person’s position or affiliation with the Company. Finally, any transactions between the Company or an Affiliated Entity and a Covered Person or someone affiliated with a Covered Person may be deemed to be a conflict of interest.

It is difficult to identify exhaustively what constitutes a conflict of interest. For this reason, Covered Persons must avoid any situation in which their independent business judgment might appear to be compromised. Questions about situations that may involve conflicts of interest, and disclosure of these situations as they arise, should be promptly addressed and reported to the Board of Directors or other person charged with overseeing corporate disclosure.

When a contemplated transaction presents a conflict that is evident on its face, or after the affirmative determination of a suspected conflict that was referred to the Board of Directors or other person charged with making conflict of interest determinations for such a determination, a Covered Person must forego the transaction to comply with fiduciary duties owed to the Company or an Affiliated Entity.

CORPORATE OPPORTUNITIES

Covered Persons are prohibited, unless authorized by the Board of Directors and permissible under applicable law, from: (a) taking for themselves personally opportunities that properly belong to the Company or an Affiliated Person or are discovered through the use of Company property, information or position; (b) using Company property, information or position for personal gain; and (c) competing with the Company. Covered Persons owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

PUBLIC COMPANY REPORTING

Because certain Affiliated Entities are public reporting companies, the Company is required to file on their behalf periodic and other reports with the Securities and Exchange Commission. The Company takes its public disclosure responsibility seriously. To that end:

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each Covered Person must take all reasonable steps to ensure that these reports and other public communications represent full, fair, accurate, timely and understandable disclosure regarding the financial and business condition of such Affiliated Entities;

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each Covered Person must promptly bring to the attention of the Board of Directors any material information of which a Covered Person may become aware that affects the disclosures made by the Company in the public filings made on behalf of such Affiliated Entities or otherwise would assist the Company in fulfilling its responsibilities to such Affiliated Entities; and

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each Covered Person must promptly bring to the attention of the Board of Directors any information he or she may have concerning (i) significant deficiencies in the design or operation of internal controls that could adversely affect the Company’s ability to record, process, summarize and report financial data, including on behalf of such Affiliated Entities, or (ii) any fraud, whether or not material, involving management or other employees who have a significant role in the Company’s financial reporting, including on behalf of such Affiliated Entities, disclosures or internal controls.

REPORTING ILLEGAL OR UNETHICAL BEHAVIOR

Each Covered Person has a duty to adhere to this Code of Ethics. Each Covered Person must also promptly bring to the attention of the Board of Directors any information the Covered Person may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to Company or Affiliated Entities and the operation of its or their business, by the Company or any agent thereof, or of a violation of this Code of Ethics, including any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in the financial reporting of the Company or Affiliated Entities, disclosures or internal controls. Confidentiality will be maintained to the fullest extent possible.

No Covered Person will be penalized for making a good-faith report of violations of this Code of Ethics or other illegal or unethical conduct, nor will the Company tolerate retaliation of any kind against anyone who makes a good-faith report. A Covered Person who submits a false report of a violation, however, will be subject to disciplinary action. Absent applicable laws to the contrary, voluntary disclosure of self-violations will be deemed a mitigating factor with respect to disciplinary actions taken by the Company.

If the result of an investigation indicates that corrective action is required, the Board of Directors will decide, or designate appropriate persons to decide, what actions to take, including, when appropriate, legal proceedings and disciplinary action to rectify the problem and avoid the likelihood of its recurrence. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to this Code of Ethics, and shall include written notices to the individual indicating any action taken. In determining what action is appropriate in a particular case, the Board of Directors or its designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether the individual in question had committed other violations in the past.

AMENDMENT, MODIFICATION AND WAIVER

This Code of Ethics may be amended, modified or waived by approval of the Board of Directors. Any changes to, or waiver (whether explicit or implicit) of, this Code of Ethics must be disclosed within five business days to Affiliated Entities that are public reporting companies by a Form 8-K filing for any such affected Affiliated Entity.

ACKNOWLEDGMENT

Each Covered Person is accountable for knowing and abiding by the policies contained in this Code of Ethics. The Company shall require that Covered Persons sign an acknowledgment in the form attached as Appendix A hereto confirming that they have received, read and understand this Code of Ethics, and are complying with them.

APPENDIX A

ACKNOWLEDGMENT

I, the undersigned, a Covered Person of Preferred Investment Solutions Corp., do hereby acknowledge receipt of the Preferred Investment Solutions Corp. Code of Ethics, dated October 10, 2006, as such Code may be amended from time to time. I acknowledge that I have read and understand the Code and I further acknowledge that I will comply fully with, and be bound by, the policies and procedures set forth in the Code.

Name:

Title:

Dated:

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